Exhibit 4.2

FIRST AMENDMENT TO THE
REGISTRATION RIGHTS AGREEMENT

        This First Amendment to the Registration Rights Agreement ("Agreement") dated February 27, 2003 by and among SafeNet, Inc. ("Company"), Raqia Networks, Inc. ("Stockholder"), Rachelle Heller, Innovation Investments, LLC, Helmsbridge Holdings Ltd., Orin Hirschman and Paul Jacobs (collectively and together with the Stockholder, "Holders of a Majority of the Remaining Registrable Securities") is made as of this 24th day of June, 2003. Defined terms not defined herein shall have the meaning given in the Agreement.

        WHEREAS, pursuant to the Agreement and a registration request delivered to the Company pursuant to Section 2.1(a) of the Agreement, the Company was obligated to file a registration statement with the Commission for the resale of all of the Registrable Securities by May 28, 2003.

        WHEREAS, on May 27, 2003, the Company notified the Stockholder and Permitted Transferees that the Company would exercise its right to delay such filing pursuant to Section 2.1(c) of the Agreement.

        WHEREAS, on June 13, 2003, the Company filed with the Commission a registration statement on Form S-3 (as amended from time to time, the "Registration Statement") for the sale by the Company of up to 2,875,000 shares of common stock of the Company in an underwritten offering (as amended to reflect the terms of this First Amendment, the "Offering")

        WHEREAS, the Company is willing to include up to 176,929 of the Registrable Securities in the Offering subject to the holders of at least a majority of the remaining Registrable Securities agreeing (x) to amend the Agreement to permit the Company to postpone the filing of a registration statement with respect to the remaining Registrable Securities until ninety (90) days after the consummation of the Offering contemplated by the Registration Statement and (y) that no other Registrable Securities shall be included in the Offering.

        WHEREAS, the Company and the holders of at least a majority of the Registrable Securities (which includes the Stockholder and the Holders of a Majority of the Remaining Registrable Securities) have agreed to amend the Agreement in order to achieve the objectives outlined above.

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, for themselves, their successors and assigns, hereby agree to amend the Agreement to contain the provisions set forth in paragraphs 1 through 3 below and as follows:

  1.
  The Company shall include in the Registration Statement 176,929 Registrable Securities, such Securities being those that were placed into escrow pursuant to an escrow agreement dated February 27, 2003 among the Company, the Stockholder and Wachovia Bank, National Association and that, subject to any claims being made pursuant thereto, shall be distributed to Stockholder on June 27, 2003. Such Registrable Securities shall be included in the initial offering pursuant to such Registration Statement and not in any over-allotment offering. Stockholder represents and warrants that upon such distribution, Stockholder will be the sole record and beneficial holder of such Registrable Securities and Stockholder has not taken any action to authorize the distribution of such shares.

  2.
  Stockholder agrees to hold the 176,929 Registrable Securities upon such distribution and to not distribute same until the Registration Statement is withdrawn. Upon execution of an underwriting agreement in connection with the Offering, Stockholder shall deliver such Registrable Securities to the custodian designated under a Custody Agreement in the form attached hereto. The Holders of a Majority of the Remaining Registrable Securities agree to cause Stockholder to comply with the provisions of this paragraph 2.

  3.
  The Stockholder and Holders of a Majority of the Remaining Registrable Securities agree as follows:

  a)
  For the purpose of Section 2.1(c)(x)(i) of the Agreement, notwithstanding anything to the contrary contained in the Agreement, with respect to the postponement of the filing of the registration statement as to which the Company gave notice on May 27, 2003, the Company shall have the right to delay the filing of a registration statement with respect to the remaining Registrable Securities pursuant to Section 2.1(c), which was requested by the Stockholder pursuant to Section 2.1(a) (the "Demand Registration"), until ninety (90) days after the consummation of the Offering contemplated by the Registration Statement. The Company acknowledges that (i) no further notice pursuant to Section 2.1(a) is required with respect to the Demand Registration and (ii) the Company has no further right to postpone the filing or effectiveness of the registration statement relating to the Demand Registration pursuant to Section 2.1(c) or otherwise.

  b)
  Except as provided in paragraph 1 of this First Amendment, no Holder shall have the right to include any Registrable Securities in the Offering pursuant to Section 2.1(a) or 2.2(a) of the Agreement or otherwise. Further, the Company shall not be required to comply with the obligations under Section 2.2(a) to provide notice in connection with the Offering.

  4.
  The Stockholder agrees to execute and deliver to the underwriters named therein, the Underwriting Agreement, Custody Agreement and Irrevocable Power of Attorney of Selling Stockholder in substantially the same forms as attached hereto when requested by the representatives of such underwriters as therein identified.

  5.
  The Agreement, except as otherwise expressly amended hereby, shall remain in full force and effect.

  6.
  This First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts entered into and performed entirely in Delaware.

  7.
  This First Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have cause the First Amendment to the Registration Rights Agreement to be executed under seal as of the date first above written.

SAFENET, INC.		RAQIA NETWORKS, INC.
By:	/s/ CAROLE D. ARGO	By:	/s/ ROBERT JACOBS
Name: Carole D. Argo Title: CFO		Name: Robert Jacobs Title: CFO

HOLDERS OF A MAJORITY
    OF THE REMAINING
    REGISTRABLE SECURITIES:

HELMSBRIDGE HOLDINGS LTD.		INNOVATION INVESTMENTS, LLC
By:	/s/ ANTHONY HELLER Name: Anthony Heller Title: President	By:	/s/ ERIC GREENBERG Name: Eric Greenberg Title: President
/s/ RACHELLE HELLER Rachelle Heller
/s/ ORIN HIRSCHMAN Orin Hirschman
/s/ PAUL JACOBS Paul Jacobs